CHANGE IN CONTROL EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 16th day of June, 2014, by and between HANCOCK HOLDING COMPANY, a corporation organized and existing under the laws of the State of Mississippi ("HHC") and «F_name» «M» «L_Name» ("Executive").

W I T N E S S E T H:

WHEREAS, the Executive is employed by HHC or one of its Subsidiaries (HHC and its Subsidiaries are herein referred to, collectively, as the “Company”) in a top executive or key management position having significant authority and responsibility and has made and is expected to make significant contributions to the profitability, growth and financial strength of the Company; and

WHEREAS, HHC, on behalf of itself, its shareholders and its Subsidiaries, wishes to attract and retain well-qualified executives and key personnel and to assure itself of the continuity of its management; and

WHEREAS, HHC recognizes that Executive is a valuable resource and, in the event of a Change in Control (as hereinafter defined) of HHC, HHC desires to assure itself of Executive's employment, continued loyalty and services or, in the event Executive is terminated or Executive’s position with the Company is adversely affected as a result thereof, to assure Executive of adequate severance; and

WHEREAS, in the event of a Change in Control of HHC, HHC desires to assure, as much as possible, that its management team remains intact for a period of time after the Change in Control in order to assure a smooth transition and to increase the value of its franchise to its shareholders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Term and Operation of Agreement.

(a)This Agreement shall be effective and binding as of the date of its execution as first noted above (the “Effective Date”) and this Agreement shall continue in effect until December 31, 2017 (the “Term”).  Thereafter, this Agreement will automatically renew for successive three-year terms beginning on January 1st of the year immediately following the end of each term unless, not later than October 31st preceding the upcoming renewal date, either HHC or Executive gives the other written notice terminating this Agreement at the end of the then-current term.  Notwithstanding the preceding, this Agreement shall earlier terminate, automatically, upon Executive’s termination of employment with the Company prior to the end

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HHC: _______________________

Executive: _______________________

of the Term of this Agreement or any renewal thereof.  In such event, all obligations of either party under this Agreement shall terminate except as otherwise specifically provided herein.

(b)Although this Agreement shall become effective and binding as of the Effective Date noted in Section 1(a) above, this Agreement shall not be effective and binding as an Employment Agreement and the provisions of Sections 2, 3, and 4 of this Agreement shall not be operative unless and until there shall have occurred a Change in Control (as hereinafter defined) during the Term as defined in Section 1(a) or any renewal thereof.

(c)HHC and Executive acknowledge and agree that Executive’s employment by the Company is at will and that Executive may resign from employment with the Company at any time, whether before or after this Agreement becomes effective as an Employment Agreement and whether before or after the occurrence of a Change in Control.  Executive further acknowledges and agrees that Executive’s employment is at the pleasure of the Board of Directors (or, to the extent so delegated by such Board of Directors, the Chief Executive Officer) of HHC or the Subsidiary by which Executive is employed and that Executive may be removed at any time by such Board of Directors (or, to the extent so delegated by such Board of Directors, the Chief Executive Officer).

2.Employment.

Upon the occurrence of a Change in Control of HHC, and subject to the terms and conditions of this Agreement, HHC hereby agrees to continue Executive in the employ of the Company, and Executive hereby agrees to remain in the employ of the Company, for the Employment Period (as hereinafter defined) provided Executive is employed by HHC or a Subsidiary thereof on the day immediately preceding the Closing Date (as hereinafter defined) with respect to the Change in Control.  It is hereby acknowledged and agreed between the parties that, as provided in Section 1(c) above, this Agreement shall not operate to ensure employment, and further, as provided in Section 1(b) above, this Agreement shall not constitute an employment agreement unless and until a Change in Control, as defined herein, occurs, and, in the event of a Change in Control, shall operate as an employment agreement only for the Employment Period.

3.Position and Duties.

(a)During the Employment Period, Executive shall hold such position and exercise such authority and perform such duties as are commensurate with the position held and authority being exercised and duties being performed by Executive immediately prior to the Closing Date. Such services shall be performed at the location where Executive was employed immediately prior to the Closing Date or at such other location as HHC or the Subsidiary by which Executive is employed may reasonably require within a thirty-five (35) mile radius of such location, unless Executive agrees to employment at another location. The position, authority and duties of Executive shall not be deemed to be commensurate with Executive's previous position, authority or duties unless, after such Change in Control and throughout the Employment Period,

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HHC: _______________________

Executive: _______________________

Executive's position, authority and duties are at least commensurate in all material respects with those held and exercised by and assigned to Executive by HHC or the Subsidiary by which Executive was employed immediately prior to the Closing Date.

(b)Excluding periods of vacation and sick leave to which Executive shall be entitled on the same terms and conditions as other executives and key employees in commensurate positions and with commensurate duties, Executive agrees that, during the Employment Period, Executive shall devote his or her full business time and attention to Executive's responsibilities as described herein and shall perform such duties and responsibilities faithfully and efficiently. Notwithstanding the foregoing, Executive may engage in such outside professional, civic, charitable and personal activities as are permitted by HHC’s policies and which do not materially interfere with the performance of Executive's duties and responsibilities under this Agreement.

4.Compensation and Benefits During Employment Period.

During the Employment Period, Executive shall receive the following compensation and benefits:

(a)An annual base salary which is not less than his or her annual base salary immediately prior to the Closing Date.  During the Employment Period, Executive's annual base salary shall be reviewed at least annually and shall be increased from time to time consistent with increases in annual base salary awarded in the ordinary course of business to other executives and key employees of the Company. Any increase in annual base salary shall not limit or reduce any other obligation to Executive under this Agreement.  Executive's annual base salary shall not be reduced during the Employment Period without Executive's consent.

(b)An Employment Period Bonus (as hereinafter defined). The Employment Period Bonus shall be payable within sixty (60) days after the end of each fiscal year.

(c)Notwithstanding anything in Section 4(b) above to the contrary, however, Executive shall not be entitled to an Employment Period Bonus with respect to any year for which no bonuses have been or will be paid to any officer eligible to receive a bonus from the Company. It is expressly understood and agreed by the parties hereto that any bonus, regardless of when paid, that is paid to any officer of the Company that relates to a year to which an Employment Period Bonus is otherwise required to be paid, shall require the payment of an Employment Period Bonus to Executive.

(d)Executive shall be eligible to participate in and to continue existing participation in any and all incentive (cash and/or non-cash) compensation plans of the Company on the same terms and conditions as other executives and key employees of the Company.

(e)Executive shall be entitled to participate in salaried employee benefit plans of the Company and receive perquisites on the same terms and conditions as other executives and key employees of the Company.

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HHC: _______________________

Executive: _______________________

(f)Executive shall be entitled to continue to participate in and accrue credited service for retirement benefits and receive retirement benefits under and pursuant to the terms of any qualified retirement plan of the Company or supplemental executive retirement plan of the Company in effect on the Closing Date, and/or to participate in any successor plan or other qualified retirement plan or supplemental executive retirement plan adopted after the Closing Date, on the same terms and conditions as other executives and key employees.

5.Severance Benefits.

(a)If, at any time on or after the Closing Date of a Change in Control and prior to the expiration of the Employment Period, Executive is involuntarily terminated, other than for Cause; terminates service with the Company as a result of Executive's Disability; or resigns his or her position for Good Reason, HHC or the Subsidiary by which Executive is employed shall pay Executive the following benefits:

(i)A lump-sum severance amount equal to one (1)  times Executive's Base Compensation and Average Annual Bonus. Said payment shall be in addition to his accrued, but unpaid annual salary and benefits through the date of termination. Said severance amount shall be paid in a lump-sum, subject to Section 5(d), within 90 days following Executive’s termination.

(ii)As an additional severance benefit, HHC will provide Executive with 12 months,  beginning with the month immediately following the month in which the effective date of the Change in Control occurs, (the “Coverage Period”) of continued coverage under HHC’s group health plan covering its executive associates, as the same may be amended from time to time, at the level of benefits (whether single or family coverage) previously elected by and in effect with respect to Executive immediately before the termination of Executive’s employment.  HHC shall continue to pay the premiums for said coverage during the Coverage Period to the same extent and in the same percentage as HHC pays premiums for similarly situated active executives participating in the group health plan.  Notwithstanding this provision, however, coverage under HHC’s group health plan shall cease upon Executive becoming eligible for coverage under a group health plan of another employer providing substantially similar benefits prior to the end of the Coverage Period.  For this purpose, Executive will be deemed to be eligible for coverage under another employer’s group health plan when Executive has met the eligibility requirements for coverage under such plan and completed any waiting period, whether or not Executive elects to participate in such coverage.  Executive shall be responsible for notifying HHC of Executive’s eligibility for coverage under another employer’s plan during the Coverage Period; and, in the event of failure to notify HHC of such eligibility, shall be liable to reimburse HHC for any premiums paid on behalf of Executive after the date of such eligibility.  Coverage under the HHC group health plan shall also cease in the event of a breach of any of the covenants under Section 6 of this Agreement during the Coverage Period.

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HHC: _______________________

Executive: _______________________

(iii)Executive shall fully vest in and become entitled to payment of all incentive compensation, whether cash-based or stock-based, and other stock-based equity compensation under HHC’s Long Term Incentive Plan, and the award agreements thereunder, or any other incentive or other plan or agreement with the Company (“Incentive Plan or Agreement”).  Notwithstanding the preceding, in the event the incentive compensation to be paid under any such Incentive Plan or Agreement is to be determined based on the level of achievement of performance or production goals and the period for which such achievement is to be measured (the “Performance Period”) has not expired as of the date of Executive’s termination, Executive shall be entitled to a pro rata portion of the incentive compensation based on Executive’s actual performance for the portion of the Performance Period ending on the date of Executive’s termination as compared to the prorated performance or production goals.  In determining such pro rata amount, only full months completed during the Performance Period shall be taken into consideration and any partial month shall be disregarded.  The payment of benefits pursuant to this Section shall be made in a lump-sum simultaneously with the payment of the lump-sum severance amount pursuant to Section 5(a)(i), notwithstanding the payment provisions of the Incentive Plan or Agreement.  However, if any Incentive Plan or Agreement under which Executive is entitled to benefits contains provisions specifically providing for the acceleration of vesting in connection with a Change in Control, the provisions thereof shall control in lieu of this Section 5(a)(iii) and Executive shall vest in and become entitled to payment of all equity awards and/or incentive compensation thereunder in accordance with the terms and conditions of the respective Incentive Plans and Agreements.

Notwithstanding the preceding, or any other provisions of this Agreement or of any Incentive Plan or Agreement, in the event the surviving entity in a Change in Control does not assume the Company’s obligations under any such Incentive Plan or Agreement or convert Executive’s rights under such Incentive Plan or Agreement into equivalent rights to equity in the surviving entity in connection with such Change in Control, the Board of Directors may, in its discretion, provide that Executive’s benefits under such Incentive Plan or Agreement will become one hundred percent (100%) vested immediately upon such Change in Control whether or not Executive terminates service with the Company.  In such event, all benefits under such Incentive Plan or Agreement shall be paid in a lump-sum, subject to Section 5(d), within 90 days following Executive’s termination.

(b)In the event Executive’s employment with the Company is terminated on or after the Closing Date and prior to the expiration of the Employment Period for any reason other than as provided in 5(a) above, Executive shall be entitled to and HHC or the Subsidiary by which Executive is employed shall pay to Executive only his annual base salary through the date of termination not theretofore paid, and any other benefits accrued but unpaid through the date of termination.

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HHC: _______________________

Executive: _______________________

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HHC: _______________________

Executive: _______________________

(c)Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits to be paid or provided to Executive, if any, pursuant to the Agreement that are considered deferred compensation not exempt under Section 409A of the Code will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A of the Code.  For purposes of this Agreement, any reference to “termination of service” or “termination” or any similar term shall be construed to mean a “separation of service” within the meaning of Section 409A of the Code.  Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A of the Code.

(d)To the extent required by Section 409A of the Code, if any amount constituting non-exempt deferred compensation under Section 409A of the Code is or becomes payable to Executive at a time in which Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i), solely as a result of Executive’s termination of employment with the Company, payment of such amount shall be delayed until the first business day after the six-month anniversary of the date of such termination of employment. Whether or not Executive is a specified employee and whether or not the payment is required to be delayed for such six-month period shall be determined by HHC in accordance with the provisions of Treasury Regulation Section 1.409A-1(i).

(e)Notwithstanding anything in this Section 5 to the contrary, in the event any severance or other benefits provided to or for the benefit of Executive pursuant to this Agreement, together with any payments or benefits under any other agreement, benefit, plan or policy of HHC and/or a Subsidiary thereof to which Executive is entitled (this Agreement and such other agreements, benefits, plans or policies collectively being referred to herein as the “Change in Control Arrangements”) constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code (the “Change in Control Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), HHC will provide Executive with a computation of:

(i)the maximum amount of Change in Control Payments that could be made under all the Change in Control Arrangements, without the imposition of Excise Tax (the “Reduced Amount”);

(ii)the value of all Change in Control Payments that could be made pursuant to the terms of all the Change in Control Arrangements (the “Unreduced Amount”);

(iii)the dollar amount of Excise Tax which Executive would become obligated to pay pursuant to Section 4999 of the Code as a result of the receipt of the Unreduced Amount; and

(iv)the net value of the Unreduced Amount after reduction by (a) the amount of the Excise Tax, (b) the estimated income taxes payable by Executive on the difference

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HHC: _______________________

Executive: _______________________

between the Reduced Amount and the Unreduced Amount, assuming that Executive is paying the highest marginal tax rate for state, local and federal income taxes, and (c) the estimated hospital insurance taxes payable by Executive on the difference between the Reduced Amount and the Unreduced Amount based on the hospital insurance tax rate under Section 3101(b) of the Code (the “Net Change in Control Amount”).

If the Reduced Amount is greater than the Net Change in Control Amount, the Executive shall be entitled to receive or commence to receive payments equal to the Reduced Amount.  If the Net Change in Control Amount is greater than the Reduced Amount, Executive shall be entitled to receive or commence to receive the Unreduced Amount.  If Executive receives the Unreduced Amount, Executive shall be solely responsible for the payment of Excise Tax due from Executive and attributable to such Unreduced Amount with no right of additional payment from HHC as reimbursement for such taxes.  The computation required under this Section shall be made in writing by HHC’s tax counsel and/or independent public accounting firm, and HHC shall bear all costs incurred with the calculation under this Section.  For purposes of making the calculations under this Section, HHC’s tax counsel and/or independent public accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the applications of Sections 280G and 4999 of the Code.  HHC and Executive shall furnish such information and documents as tax counsel and/or the independent public accounting firm may reasonably request in order to make a determination and the computations contemplated under this Section.  Computations under this Section may be reviewed by tax counsel and/or independent accountants of Executive’s choice and at the Executive’s sole expense.  In the event of a disagreement between HHC and Executive regarding the computations under this Section, such dispute shall be settled by a separate tax counsel and/or independent public accountant (the “Auditor”) agreed to by HHC and Executive who shall review and recalculate the amounts under this Section and whose costs and expenses shall be borne equally by HHC and Executive.  The determination by such Auditor shall be conclusive and binding upon HHC and Executive.

(f)To the extent any reimbursement or in-kind benefits provided to Executive pursuant to this Agreement are subject to Section 409A of the Code, including without limitation any health plan benefit subject to Section 409A of the Code, then in accordance with Section 409A of the Code (i) the amount of the expenses eligible for reimbursement or in-kind benefits provided during Executive’s taxable year shall not affect the expense eligible for reimbursement or in-kind benefits provided in any other taxable year; (ii) the reimbursement must be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(g)Notwithstanding anything in this Section 5 to the contrary, the parties hereto acknowledge and agree that, upon their mutual consent, they may modify or amend the provisions hereof or terminate this Agreement at any time before or after the Closing Date.  In the event of a termination of this Agreement, the provisions hereof shall thereafter have no

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HHC: _______________________

Executive: _______________________

further force or effect. No such modification, amendment or termination of this Agreement, however, shall be made which shall have the effect of causing any provision hereof or any payment hereunder to violate or result in immediate taxation to Executive under Section 409A of the Code and any such attempted modification, amendment or termination shall be void and of no effect.

6.Executive’s Covenants

Executive agrees that during Executive’s employment by the Company and for a period of two (2) years thereafter (the “Restrictive Period”) Executive shall comply with the restrictive covenants set forth in this Section 6.  Executive’s receipt of the severance pay and benefits under Section 5 of this Agreement is conditioned upon Executive’s compliance with these covenants while employed by the Company and through the payment date of the lump-sum severance amount as set forth in Section 5(a)(i).  Additionally, any rights to coverage under the HHC group health plan pursuant to Section 5(a)(ii) shall terminate in the event of a breach of one or more of the covenants contained herein during the Coverage Period.

(a)Executive will not, without the prior written consent of HHC, (i) divert or attempt to divert from HHC or any Subsidiary any business by influencing or attempting to influence or soliciting or attempting to solicit any customers of HHC or a Subsidiary or affiliate (or any particular customer with whom HHC or any Subsidiary or affiliates had business contacts in the one-year period immediately preceding Executive’s termination of employment or with whom Executive may have dealt at any time during his employment by the Company; (ii) recruit, solicit, hire, attempt to hire, or assist any other person to hire any employee of HHC or a Subsidiary or affiliate or any person who was an employee of any of the foregoing in the six (6) months preceding Executive’s termination of employment, or solicit or encourage any employee of any of the foregoing to terminate employment; or (iii) otherwise assist any person in any way to do, or attempt to do, anything prohibited by the foregoing.

(b)Executive will not disclose or permit the disclosure of any confidential information to any person other than an employee of the Company or an individual engaged by the Company to render professional services to the Company under circumstances that require such person to maintain the confidentiality of such information, except as such disclosure may be required by law.  For purposes of this Agreement “confidential information” shall include but not be limited to trade secrets, customer lists, operational methods, marketing plans or strategies, business acquisition or disposition plans, personnel or employment plans, financial budgets and forecasts and technical processes, except for information that (i) was or becomes generally available to the public other than as a result of disclosure by Executive and/or (ii) was or becomes available to Executive on a non-confidential basis from a source other than the Company.  Executive acknowledges and agrees that any and all non-public information regarding the Company and its customer is confidential and the unauthorized disclosures of such information will result in irreparable harm to the Company.

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HHC: _______________________

Executive: _______________________

(c)Executive agrees that Executive will not at any time make, publish or communication (whether orally or in writing) to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning HHC or a Subsidiary or its businesses, or any of its employees, officers, members of its Board of Directors and existing and prospective customers, investors and associated third parties.

7.Definitions.

The following definitions shall apply to this Agreement:

(a)"Average Annual Bonus" shall mean for purposes of Section 5, the average bonus paid to Executive for the three fiscal years (or such fewer years as Executive has been employed by the Company) immediately preceding the date of Executive’s termination.

(b)"Base Compensation" shall mean for purposes of Section 5 Executive's base salary paid during the twelve (12) months immediately preceding the date of Executive’s termination under Section 5.

(c)"Cause" shall mean a material breach by Executive of Executive’s obligations under Section 3 or of Executive’s covenants under Section 6 of this Agreement or any failure or refusal to perform the material duties associated with Executive’s position.

(d)“Change in Control” shall be deemed to have occurred upon the happening of any of the following events as to HHC:

(i)The acquisition by any one person or by more than one person acting as a group, of ownership of stock that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of HHC;

(ii)The acquisition by any one person, or by more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of ownership of stock possessing fifty percent (50%) or more of the total voting power of the stock of HHC;

(iii)The replacement during any twelve-month period of a majority of the members of the Board of HHC by directors whose appointment or election is not endorsed by a majority of the members of such Board before the date of such appointment or election; or

(iv)The acquisition by any one person, or more than one person acting as a group, during the twelve-month period ending on the date of the most recent acquisition, of assets of HHC having a total gross fair market value of more than fifty percent (50%)

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HHC: _______________________

Executive: _______________________

of the total gross fair market value of all of the assets of HHC immediately prior to such acquisition or acquisitions.

For purposes of the above, “persons acting as a group” shall have the meaning as in Treasury Regulations Section 1.409A-3(i)(5)(v)(B).

It is intended that the definition of Change in Control contained herein shall be the same as a change of ownership of a corporation, a change in the effective control of a corporation and/or a change in the ownership of a substantial portion of a corporation’s assets as reflected in Treasury Regulations Section 1.409A-3(i)(5), as modified by the substitution of the higher percentage requirement in items (ii) and (iv) above; and all questions or determinations in connection with any such Change in Control shall be construed and interpreted in accordance with the provisions of such Regulations.  This definition of Change in Control shall be applicable only for purposes of determining Executive’s rights under this Agreement which become applicable in the event of such a Change in Control and for no other purpose.

(e)"Disability" shall mean circumstances that qualify Executive for long-term disability benefits under the Company’s Long-Term Disability Plan as in effect immediately prior to the Change in Control.

(f)"Closing Date" shall mean the date on which a Change in Control occurs.  Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if Executive’s employment with the Company is terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipated of a Change in Control, then for all purposes of this Agreement the “Closing Date” shall mean the date immediately prior to the date of such termination of employment.

(g)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(h)"Employment Period Bonus" shall mean a bonus (either pursuant to a bonus or incentive plan or program of the Company or otherwise) in cash at least equal to the product of the average of the bonus payout ratio for the three years (or such shorter period as Executive has been employed by the Company) immediately preceding the Closing Date (expressed as a fraction) times the target bonus established by the Company for the year in question.  For purposes of this definition, the parties acknowledge and agree that the bonus payout ratio is the percentage of Executive's target bonus for the year(s) in question which was actually awarded to Executive in the year(s) in question.

(i)"Employment Period" shall mean the period commencing on the Closing Date of the Change in Control and ending on the last day of the month that is two (2) years after the Closing Date.

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HHC: _______________________

Executive: _______________________

(j)"Good Reason" shall mean any of the following occurring without Executive’s consent:

(i)a material diminution in Executive’s position, authority, duties or responsibilities from those which Executive held immediately prior to the Closing Date of the Change in Control;

(ii)requiring Executive to be based at any office which is a material change from the geographic location of the office at which Executive was employed immediately prior to the Change in Control; provided, however, that any such relocation request shall not be considered a material change if such relocation is within a  thirty-five (35) mile radius of the office at which Executive was based immediately prior to the Closing Date of a Change in Control;

(iii)a material diminution in the budget over which Executive retains authority;

(iv)a material diminution in Executive’s annual base salary; or

(v)any other action or inaction that constitutes a material breach by the Company of any agreement, including this Agreement, pursuant to which Executive performs services for the Company.

Notwithstanding the preceding, however, none of such actions shall constitute “Good Reason” unless (1) Executive provides the Company notice of the existence of such condition within ninety (90) days of the initial existence thereof specifically identifying the acts or omissions constituting the grounds for Good Reason and a period of at least thirty (30) days following such notice within which to remedy such condition and (2) Executive’s termination occurs within the two-year period following the initial existence of such condition.

(k)Subsidiary(ies) shall mean any corporation that is directly or indirectly, through one or more intermediaries, controlled by HHC.

8.Liability of HHC: Regulatory Restrictions.

The parties recognize that the enforceability of employment contracts with banks are subject to some uncertainty and that banks and their bank holding companies are subject to regulatory restrictions that change from time to time. As a result, Executive may be prevented from obtaining or enforcing any or all of his or her rights hereunder from HHC.  Nothing herein shall require HHC or a Subsidiary thereof to perform any obligation hereunder if such performance is prohibited or limited by applicable law or regulation, as determined in a proceeding or adjudication by a court, tribunal, or regulatory agency having authority to so determine, which determination is final and subject to no further appeals. The parties further

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HHC: _______________________

Executive: _______________________

acknowledge and agree that it is the intent of this Agreement that it be enforced to the fullest degree permitted by law and regulation.

9.Notices.

All notices and other communications provided for by this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or mailed by United States Certified Mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

«F_name» «M» «L_Name»

«Address_1»

«City», «State» «Zip»

If to HHC:

Hancock Holding Company

P. O. Box 4019

Gulfport, MS  39502-4019

Attention:  Chief Human Resources Officer

or to such other addresses any party may have furnished to the other in writing in accordance with this Agreement.  Notices and other communications hereunder to a Subsidiary shall be addressed to such Subsidiary’s principal place of business addressed to the President thereof, unless another address has been furnished for such purpose under the provisions of this Section.

10. 409A Compliance.

Notwithstanding any other provision in this Agreement, HHC and Executive intend for this Agreement to comply in all respects with the provisions of Section 409A of the Code and Treasury Regulations and other guidance issued thereunder. Each provision and term of this Agreement should be interpreted accordingly. If any provision or term of this Agreement would be prohibited by or be inconsistent with Section 409A of the Code, then such provision shall be deemed to be conformed to comply with Section 409A of the Code or, if it is not possible to conform the provision to comply with Section 409A, such provision shall be null and void to the extent, and only to the extent, required for this Agreement to be in compliance with Section 409A of the Code without affecting the remainder of this Agreement.

11.Governing Law.

The provisions of this Agreement shall be interpreted and construed in accordance with, and enforcement may be made under, the laws of the State of Mississippi.

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HHC: _______________________

Executive: _______________________

12.Successors and Assigns.

(a)The Agreement is personal to Executive and, without the prior written consent of HHC, shall not be assignable by Executive.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representative.

(b)This Agreement shall be binding upon and inure to the benefit of HHC and its successors and assigns.

13.Severability.

If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

14.Entire Agreement; Amendment.

This Agreement sets forth the entire Agreement of the parties hereto and supersedes all prior agreements, understandings and covenants with respect to the subject matter hereof including, but not limited to, any prior Change in Control Employment Agreement between the parties, whether or not the term of such prior agreement has expired.  Except as provided in Section 1, this Agreement may be amended or terminated only by mutual agreement of the parties in writing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HANCOCK HOLDING COMPANY

By:

Title

EXECUTIVE

«F_name» «M» «L_Name»

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